Exhibit 99.1

Sphere 3D Announces Passing of Chief Executive Officer

Chief Financial Officer Kurt Kalbfleisch Remains as Acting CEO

STAMFORD, Connecticut, March 6, 2025 - It is with profound sadness that Sphere 3D Corp. ("Sphere 3D" or the "Company") (Nasdaq: ANY) today announces the passing of Patricia Trompeter, Chief Executive Officer. Patricia, known to many as Patti, passed away peacefully on Tuesday after a courageous battle with cancer.

"Our hearts go out to Patti's family during this difficult time. We extend our deepest condolences to her daughter, son, and all those who loved her. She will be profoundly missed, both as a colleague and friend, but her presence and dedication will not be forgotten", says Kurt Kalbfleisch.

Patti joined Sphere 3D as a Director in 2021 and took over as CEO in 2022.  Stepping into her new role during a challenging time, she successfully navigated the complexities of her first Bitcoin bear market, demonstrating her ability to lead with strength and foresight. Prior to Sphere 3D, she spent almost two decades at General Electric, where she played a pivotal role in strategic mergers and acquisitions. Her impact extended far beyond corporate boardrooms-she was a mentor, an advocate for women in business, and a source of inspiration for many.

As a proud alumna of Marquette University, Patti remained deeply connected to her alma mater, dedicating her time to mentoring students and young professionals. In 2023, her achievements were recognized when she was named to Forbes' 50 Over 50 list-an honor that spoke to the remarkable impact she made throughout her career. Her legacy is one of strength, generosity, and an unrelenting passion for making a difference.  Patti was an extraordinary leader, friend, and mentor-a person of unwavering determination, generosity, and a fearless spirit. She approached every challenge with tenacity, leaving an unforgettable mark on all who had the privilege of knowing and working alongside her. Her leadership at Sphere 3D was defined by resilience, vision, and an unwavering commitment to excellence.

Patti took a leave of absence on January 31, 2025, at which point the board appointed Kurt Kalbfleisch, CFO, as interim CEO to ensure business continuity. Under Kurt's leadership, the Company will continue to operate while maintaining its focus on strategic partnerships and acquisitions.

About Sphere 3D

Sphere 3D Corp. (NASDAQ: ANY) is a cryptocurrency miner growing its industrial-scale Bitcoin mining operation through the capital-efficient procurement of next-generation mining equipment and partnering with best-in-class data center operators. Sphere 3D is dedicated to growing shareholder value while honoring its commitment to strict environmental, social, and governance standards. For more information about Sphere 3D, please visit Sphere3D.com.

Safe Harbor

This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements relating to the Company's executive team continuing to execute on the Company's strategy, in addition to other matters discussed in this press release that are not purely historical data.  We do not assume any obligation to update or revise any such forward-looking statements, whether as the result of new developments or otherwise.  Forward-looking statements involve risks and uncertainties that may cause actual results to differ materially from those contemplated by such statements.  For more information concerning these and other possible risks, please refer to our Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 13, 2024 and other filings with the Securities and Exchange Commission, as well as recent press releases. These filings can be accessed over the Internet at http://www.sec.gov/edgar/searchedgar/companysearch.html.

Sphere 3D Contacts

Investor.relations@sphere3d.com